CREDIT AGREEMENT


                                      Among


                                  ALCOOL, INC.,

                           PEREGRINE INDUSTRIES, INC.


                                       and


                      SOUTHTRUST BANK, NATIONAL ASSOCIATION

                                February 1, 1999

--------------------------------------------------------------------------------











                          This instrument prepared by:



                                John F. Andrews

                             Capell & Howard, P.C.

                                 P.O. Box 2069

                         Montgomery, Alabama 36102-2069

                                 (334)241-8000

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

                  Parties           ..........................................................................  1
                  Recitals          ........................................................................... 1


                                    ARTICLE 1

                              DEFINITIONS AND OTHER
                        PROVISIONS OF GENERAL APPLICATION

         Section 1.01               Definitions...............................................................  2
         Section 1.02               Effect of Headings and Table of Contents..................................  7
         Section 1.03               Date of Credit Agreement..................................................  7
         Section 1.04               Separability Clause.......................................................  7
         Section 1.05               Counterparts..............................................................  7

                                    ARTICLE 2

                              ISSUANCE OF LETTER OF
                         CREDIT; REIMBURSEMENT AND FEES

         Section 2.01               Issuance of the Letter of Credit..........................................  8
         Section 2.02               Reimbursement.............................................................  8
         Section 2.03               Collateral Security.......................................................  8
         Section 2.04               Fees......................................................................  9
         Section 2.05               Increased Costs..........................................................  10
         Section 2.06               Place and Time of Payments................................................ 11
         Section 2.07               Late Payments............................................................. 11
         Section 2.08               Computation of Charges.................................................... 12
         Section 2.09               Statements of Account..................................................... 12
         Section 2.10               Obligations of the Credit Obligors Absolute............................... 12
         Section 2.11               Pledged Bonds............................................................. 13

                                    ARTICLE 3

                             CONDITIONS PRECEDENT TO
                          ISSUANCE OF LETTER OF CREDIT

         Section 3.01               Conditions Precedent to Issuance of Letter of Credit...................... 14


                                       (i)

                                    ARTICLE 4

                          REPRESENTATIONS AND COVENANTS

         Section 4.01               General Representations of the Credit Obligors............................ 16
         Section 4.02               Corporate Existence....................................................... 19
         Section 4.03               Accounting Records........................................................ 19
         Section 4.04               Reports to Bank........................................................... 19
         Section 4.05               Incorporation of Covenants by Reference................................... 20
         Section 4.06               Payment of Taxes.......................................................... 20
         Section 4.07               Maintenance of Properties................................................. 21
         Section 4.08               Operation of Collateral................................................... 21
         Section 4.09               Amendments to Financing Documents......................................... 21
         Section 4.10               Other Agreements.......................................................... 21
         Section 4.11               Financing of Project...................................................... 21
         Section 4.12               Maintenance of Insurance.................................................. 22
         Section 4.13               Compliance with Environmental Laws........................................ 23
         Section 4.14               Damage and Destruction.................................................... 23
         Section 4.15               Condemnation.............................................................. 23
         Section 4.16               Redemption of Bonds....................................................... 24
         Section 4.17               Disposition of Collateral................................................. 25
         Section 4.18               Creation of Liens..........................................................25
         Section 4.19               Financing and Other Operating Covenants....................................25
         Section 4.20               Subordination of Stockholder Indebtedness..................................26

                                    ARTICLE 5

                         EVENTS OF DEFAULT AND REMEDIES

         Section 5.01               Events of Default......................................................... 26
         Section 5.02               Remedies.................................................................. 28
         Section 5.03               Acceleration of Reimbursement............................................. 29
         Section 5.04               No Remedy Exclusive....................................................... 30
         Section 5.05               Agreement to Pay Attorneys' Fees.......................................... 30
         Section 5.06               No Additional Waiver Implied by One Waiver................................ 30
         Section 5.07               Remedies Subject to Applicable Law........................................ 30
         Section 5.08               Waiver by Credit Obligors................................................. 31



                                      (ii)

                                    ARTICLE 6


                                  MISCELLANEOUS

         Section 6.01               No Waiver................................................................. 31
         Section 6.02               Entire Agreement.......................................................... 31
         Section 6.03               Review by Credit Obligors................................................. 31
         Section 6.04               Waiver of Trial by Jury................................................... 31
         Section 6.05               Notices................................................................... 32
         Section 6.06               Indemnification........................................................... 33
         Section 6.07               Liability of the Bank..................................................... 33
         Section 6.08               Continuing Obligation..................................................... 34
         Section 6.09               Governing Law............................................................. 34
         Section 6.10               Costs, Expenses and Taxes................................................. 34


         Testimonium                ...........................................................................35
         Signatures                 ...........................................................................35



         Exhibit A                  Letter of Credit
         Exhibit B                  Project Equipment
         Exhibit C                  Project Site



                                      (iii)

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT dated as of February 1, 1999, is entered into among ALCOOL, INC., a corporation organized and existing under the laws of the State of Alabama ("Alcool"), PEREGRINE INDUSTRIES, INC., a corporation organized under the laws of the State of Florida ("Peregrine") and SOUTHTRUST BANK, NATIONAL ASSOCIATION, a national banking association with a principal place of business in Montgomery, Alabama. Alcool and Peregrine are herein sometimes collectively called the "Credit Obligors."

                                R E C I T A L S:

         Alcool has requested that The Industrial Development Board of the City of Montgomery (the "Board") issue its $2,460,000 aggregate principal amount of Variable Rate Industrial Development Revenue Bonds (Alcool, Inc. Project) Series 1999 (the "Bonds") in order to provide long-term financing for the cost of acquiring certain manufacturing machinery and related personal property for use by Alcool in the manufacture of aluminum heat exchanger coils (the "Project Equipment"). The Project Equipment will be located in a building (the "Project Building") owned by the Board and leased to Industrial Partners, a general partnership ("Industrial Partners"), pursuant to a Lease Agreement dated February 1, 1999 (the "Building Lease"). The Project Building will be subleased by Industrial Partners to Alcool pursuant to a Lease Agreement dated December 9, 1998 (the "Building Sublease").

         The Bonds will be issued pursuant to a Trust Indenture dated February 1, 1999 (the "Indenture") between the Board and SouthTrust Bank, National Association (acting in such capacity, the "Trustee"). The Board will use the proceeds of the Bonds (i) to reimburse Alcool for sums previously expended by Alcool for the Project Equipment and (ii) to pay the remaining costs of the Project Equipment. The Board will lease the Project Equipment to Alcool pursuant to a Lease Agreement dated as of February 1, 1999 (the "Lease Agreement") and Alcool will pay rent to the Board sufficient to pay the debt service on the Bonds.

         As security for the payment of the Bonds, the Credit Obligors will cause SouthTrust Bank, National Association (herein, in its capacity as issuer of the initial letter of credit referred to below, called the "Bank"), to issue an irrevocable letter of credit in favor of the Trustee in the amount of (i) the aggregate principal amount of the Bonds, to enable the Trustee to pay the principal amount of the Bonds when due and to pay the principal portion of the purchase price of Bonds tendered (or deemed tendered) for purchase, plus (ii) interest on the Bonds for a period of 50 days at the rate of 13% per annum, to enable the Trustee to pay interest on the Bonds when due and to pay the interest portion of the purchase price of Bonds tendered (or deemed tendered) for purchase. The initial letter of credit to be delivered to the Trustee and any substitute letter of credit delivered to the Trustee pursuant to the Indenture are herein referred to as the "Letter of Credit."

         As security for the Credit Obligors' obligations under this Agreement with respect to the Letter of Credit, Alcool and the Board will execute a Mortgage, Security Agreement and Assignment of Rents and Leases dated as of February 1, 1999 (the "Mortgage") in favor of the Bank, whereby the Bank will be granted a mortgage on and security interest in the Project Equipment and the interest of Alcool as lessee under the Building Sublease.

         As additional security for the Credit Obligors' obligations under this Agreement with respect to the Letter of Credit, Merrill A. Yarbrough, Jr. will execute an Individual Guaranty Agreement dated as of February 1, 1999 in favor of the Bank and Peregrine Global, Inc., a United States Virgin Islands corporation will execute a Corporate Guaranty Agreement dated as of February 1, 1999 in favor of the Bank.

         References herein to the "Creditor Obligors" refers to the Credit Obligors, jointly and severally, unless the context clearly indicates to the contrary.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, the Credit Obligors and the Bank hereby covenant, agree, and bind themselves as follows:

                                    ARTICLE 1

                              DEFINITIONS AND OTHER
                        PROVISIONS OF GENERAL APPLICATION

         Section 1.01      Definitions

         For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (1) The terms defined in this Article have the meanings assigned to them in this Article. Singular terms shall include the plural as well as the singular and vice versa.

         (2) All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles, consistently applied. All references herein to "generally accepted accounting principles" refer to such principles as they exist at the date of application thereof.

         (3) All references in this instrument to a designated "Article," "Section" or other subdivision are to the designated articles, sections, and subdivisions of this instrument as originally executed.

         (4) The terms "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision.

         (5) The term "person" shall include any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization and any government or any agency or political subdivision thereof.

         (6) Capitalized terms not otherwise defined in this Article shall have the meaning assigned in the Indenture.

         (7) As used in this Agreement, the following terms shall have the following meanings unless the context hereof shall otherwise indicate:

             "A Drawing" shall mean a drawing under the Letter of Credit to pay the principal of the Bonds due to maturity, redemption, or acceleration.

             "Alcool" shall mean Alcool, Inc., a corporation organized and existing under the laws of the State of Alabama, and its successors and assigns as permitted herein.

             "B Drawing" shall mean a drawing under the Letter of Credit to pay interest on the Bonds.

             "Bank" shall mean SouthTrust Bank, National Association, a national banking association with a principal place of business in Montgomery, Alabama, in its capacity as the issuer of the Letter of Credit, and its successors and assigns.

             "Base Rate" shall mean the variable rate of interest designated by the Bank periodically as the Bank's Base Rate. The Base Rate is not necessarily the lowest rate charged by the Bank. The Base Rate on the date of this Agreement is 7.5%.

             "Board" shall mean The Industrial Development Board of the City of Montgomery, a public corporation organized and existing under the laws of the State of Alabama, and its successors and assigns.

             "Bonds" shall mean the $2,460,000 aggregate principal amount of Variable Rate Industrial Development Revenue Bonds (Alcool, Inc. Project) Series 1999 issued by the Company pursuant to the Indenture.

             "Building Lease" shall mean the Lease Agreement dated as of February 1, 1999 pursuant to which the Board has leased the Project Site and Project Building to Industrial Partners.

             "Building Sublease" shall mean the Lease Agreement dated December 9, 1998 pursuant to which Industrial Partners has subleased the Project Site and the Project Building to Alcool.

             "Business Day" shall mean any day other than (i) a Saturday or Sunday; (ii) a day on which banking institutions are required or authorized to remain closed in (A) the city in which the principal office of the Trustee is located, (B) the city in which the principal office of the Remarketing Agent is located, or (C) the city in which the office of the Bank where drawings under the Letter of Credit are to be made is located; or (iii) a day on which the payment system of the Federal Reserve System is not operational.

             "C Drawing" shall mean a drawing under the Letter of Credit to pay the purchase price of Tendered Bonds.

             "Collateral" shall mean all property and rights mortgaged, assigned, pledged, or otherwise subject to the lien of the Mortgage, the Deerfield Security Agreement and all other collateral from time to time securing the Obligations.

             "Corporate Guarantor" shall mean Peregrine Global, Inc., a United States Virgin Islands corporation.

             "Corporate Guaranty Agreement" shall mean the Corporate Guaranty Agreement dated as of February 1, 1999 executed by the Corporate Guarantor in favor of the Bank.

             "Credit Agreement" or "Agreement" shall mean this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more instruments entered into pursuant to the applicable provisions hereof.

             "Credit Amount" shall mean the maximum amount available to be drawn under the Letter of Credit, as reduced from time to time and reinstated from time to time pursuant to the terms and conditions thereof.

             "Credit Obligors" shall mean, collectively, Alcool and Peregrine. References herein to the Credit Obligors shall mean each of the Credit Obligors acting individually and the Credit Obligors acting jointly unless the context clearly indicates to the contrary.

             "Deerfield Equipment" shall mean the machinery, equipment and other personal property owned by Peregrine as shown on Exhibit B hereto as the "Deerfield Equipment."

             "Deerfield Security Agreement" shall mean the Security Agreement dated as of February 1, 1999 between Peregrine and the Bank relating to the Deerfield Equipment.

             "Event of Default" shall have the meanings stated in Section 5.01 hereof. An Event of Default shall "exist" if an Event of Default shall have occurred and be continuing.

             "Financing Documents" shall mean the Indenture, the Lease Agreement, the Building Sublease, this Agreement, the Mortgage, the Deerfield Security Agreement, the Individual Guaranty Agreement and the Corporate Guaranty Agreement.

             "Financing Participants" shall mean the Credit Obligors, the Board, the Bank, the Trustee, the Individual Guarantor, the Corporate Guarantor, the Remarketing Agent and the holders of the Bonds.

             "Indenture" shall mean that certain Trust Indenture dated as of February 1, 1999, between the Board and the Trustee relating to the Bonds, including any amendments or supplements to such instrument from time to time entered into pursuant to the applicable provisions thereof.

             "Individual Guarantor" shall mean Merrill A. Yarbrough, Jr.

             "Individual Guaranty Agreement" shall mean the Individual Guaranty Agreement dated as of February 1, 1999 executed by the Individual Guarantor in favor of the Bank.

             "Lease Agreement" shall mean the Lease Agreement dated as of February 1, 1999 between the Board, as lessor, and Alcool, as lessee, relating to the Project Equipment, including any amendments or supplements to such instrument from time to time entered into pursuant to the applicable provisions thereof.

             "Letter of Credit" shall mean the letter of credit with respect to the Bonds to be issued by the Bank in favor of the Trustee pursuant to this Agreement substantially in the form of Exhibit A.

             "Mortgage" shall mean that certain Mortgage, Security Agreement and Assignment of Rents and Leases dated as of February 1, 1999, executed by Alcool and the Board in favor of the Bank, securing the obligations of the Credit Obligors under this Agreement, including any amendments, modifications, restatements, consolidations or supplements to such instrument from time to time entered into pursuant to the applicable provisions thereof.

             "Obligations" shall mean all indebtedness or obligations of the Credit Obligors to the Bank under this Agreement or secured by the Mortgage, including without limitation (i) the Credit Obligors' obligation to reimburse the Bank for draws made under the Letter of Credit and (ii) the Credit Obligors' obligation to pay fees and charges to the Bank for the issuance and continuation of the Letter of Credit.

             "Peregrine" shall mean Peregrine Industries, Inc., a corporation organized and existing under the laws of the State of Florida, and its successors and permitted assigns.

             "Pledged Bonds" shall mean the Bonds purchased pursuant to the optional or mandatory tender provisions of the Indenture with moneys drawn under the Letter of Credit.

             "Project" shall mean the Project Site, the Project Building and the Project Equipment, as they may at any time exist.

             "Project Building" shall mean the certain building and all other structures now located on the Project Site or hereafter acquired or constructed on the Project Site.

             "Project Equipment" shall mean the machinery, equipment, furnishings, fixtures and other personal property described on Exhibit B (not including the Deerfield Equipment) and all other machinery, equipment, furnishings, fixtures and other personal property of Alcool now or hereafter located on the Project Site and used in the operation of the Project.

             "Project Site" shall mean the real property described in Exhibit C hereto.

             "Remarketing Agent" shall mean Merchant Capital, L.L.C. or its successor or successors under the Remarketing Agreement.

             "Remarketing Agreement" shall mean that certain Remarketing Agreement dated as of February 1, 1999 among Alcool, the Board and Merchant Capital, L.L.C., as remarketing agent.

             "Revolving Line of Credit" shall mean the Revolving Line of Credit from SouthTrust Bank, National Association to Peregrine in the current maximum principal amount of $1,000,000.

             "Security Documents" shall mean the Mortgage, the Deerfield Security Agreement, the Individual Guaranty Agreement and the Corporate Guaranty Agreement.

             "Stated Expiration Date" shall mean the date on which the Letter of Credit will, by its terms, expire unless the Letter of Credit is terminated on an earlier date in accordance with its terms.

             "Subsidiary" shall mean any corporation, limited liability company, partnership, or other business association of which either of the Credit Obligors and/or one or more subsidiaries owns directly or indirectly, 50% or more of capital stock or equity interest.

             "Tendered Bonds" shall mean Bonds tendered (or deemed tendered) for purchase pursuant to the optional or mandatory tender provisions of the Indenture.

             "Termination Date" shall mean the Stated Expiration Date, or such earlier date on which the Letter of Credit terminates in accordance with its terms.

             "Trustee" shall mean SouthTrust Bank, National Association, a national banking association with a principal place of business in Birmingham, Alabama, in its capacity as trustee under the Indenture, and its successors and assigns.

         Section 1.02      Effect of Headings and Table of Contents

         The article and section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

         Section 1.03      Date of Credit Agreement

         The date of this Agreement is intended as and for a date for the convenient identification of this Credit Agreement and is not intended to indicate that this Agreement was executed and delivered on said date.

         Section 1.04      Separability Clause

         If any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 1.05      Counterparts

         This instrument may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                                    ARTICLE 2

                              ISSUANCE OF LETTER OF
                         CREDIT; REIMBURSEMENT AND FEES

         Section 2.01      Issuance of the Letter of Credit

         (a) The Credit Obligors hereby request and instruct the Bank to issue the Letter of Credit substantially in the form provided in Exhibit A hereto. The Bank hereby agrees to issue the Letter of Credit, subject to the terms and conditions of this Agreement.

         (b) The Letter of Credit shall be issued on the date of delivery of the Bonds to the original purchaser or purchasers thereof from the Board.

         Section 2.02      Reimbursement

         (a) On each date that the Bank honors any A Drawing or B Drawing under the Letter of Credit, the Credit Obligors shall immediately reimburse the Bank for the amount of such draw.

         (b) The Credit Obligors shall reimburse the Bank for the amount of any C Drawing within 90 days after the date such C Drawing is honored (or, if sooner, on the Termination Date). In addition, the Credit Obligors shall pay to the Bank interest on the unreimbursed amount of each C Drawing at a variable per annum rate equal to the Base Rate plus 2% from the date such C Drawing is paid by the Bank until the amount of such C Drawing is reimbursed in full to the Bank. Such interest shall be payable in arrears on the first day of each month following such C Drawing and on the date that such C Drawing is reimbursed in full to the Bank.

         (c) No interest shall be payable with respect to a C Drawing if the Bank is reimbursed in full for such C Drawing by 12:00 noon (Montgomery, Alabama time) on the same date that such C Drawing is paid by the Bank.

         (d) All amounts received by the Bank in respect of principal, premium or interest on Pledged Bonds shall be credited first against interest payable on the unreimbursed amount of the C Drawing with respect to such Pledged Bonds and the balance, if any, shall be credited against the amount of such C Drawing.

         (e) Anything herein to the contrary notwithstanding, the Credit Obligors will not reimburse the Bank for any A Drawing, B Drawing or C Drawing until the same has been honored in full by the Bank, and no such reimbursement shall be prepaid.

         Section 2.03      Collateral Security

         As security for the performance of its Obligations under this Agreement, Alcool and the Board shall execute the Mortgage and Peregrine shall execute the Deerfield Security Agreement and deliver the same to the Bank simultaneously with the delivery of this Agreement. In addition the Credit Obligors shall cause the Individual Guarantor to execute the Individual Guaranty Agreement and an assignment of life insurance on the life of Merrill A. Yarbrough, Jr. in an amount not less than $750,000 and the Corporate Guarantor to execute the Corporate Guaranty Agreement and deliver the same to the Bank simultaneously with the delivery of this Agreement. The Obligations shall be further secured by all security securing the Revolving Line of Credit.

         Section 2.04      Fees

         (a) The Credit Obligors agree to pay to the Bank an annual fee calculated at the rate of 1.5% per annum on the daily average of the Credit Amount available during the next succeeding year under the Letter of Credit. The annual fee shall be payable in advance on the date of issuance of the Letter of Credit for the period beginning on such date and ending on June 15, 1999 and thereafter on each June 15 for the annual period beginning on June 16 and ending on the next June 15 (or, if sooner, the Termination Date). Fees payable for the first and the last annual payment shall be prorated based on the number of days during which the Letter of Credit is outstanding during such periods.

         (b) The fees payable for each annual period specified in subsection (a) above shall be calculated on the assumption that the Credit Amount available under the Letter of Credit on such due date will be available for the entire annual period for which such commission is payable. At the end of such annual period, the fee shall be recalculated based on the actual daily average of the Credit Amount for such period and the difference, if any, shall be added to or subtracted from, as the case may be, the next annual payment or, if no fee is payable for the ensuing period, shall be paid to the party entitled thereto within ten days of the end of such last period; provided, however, no adjustment shall be made for reductions in the Credit Amount made during the last 15 days (June 1 through June 15) of the annual period. If a Substitute Letter of Credit is obtained by the Credit Obligors, no refund of fees already paid shall be allowed for any period after the cancellation of the Letter of Credit unless the Bank notified the Credit Obligors after such commission was paid that increased costs will be payable pursuant to Section 2.05.

          (c) Fees payable for the first annual period with respect to the Letter of Credit shall be fully earned and shall be nonrefundable in the event the Letter of Credit terminates during or at the end of such period. For each annual period thereafter, if the Letter of Credit expires or terminates, the Credit Obligors shall be entitled to a rebate of the annual fee paid with respect to the expired or terminated Letter of Credit based upon the number of days remaining in the annual period during which such termination occurs.

         (d) In addition to the fees payable under subsection (a) above, the Credit Obligors shall pay to the Bank such amount as shall at the time of a transfer of the Letter of Credit then be the charge which the Bank is customarily making for transfers of similar letters of credit. Such charges shall be paid within ten days of receipt by the Credit Obligors of a written statement therefor.

         (e) For each draw on the Letter of Credit the Credit Obligors shall pay a processing fee in the amount of $75. The processing fee shall be due on the date such draw is made.

         Section 2.05      Increased Costs

         (a) If, after the date of delivery of this Agreement, any change in any law or regulation or in the interpretation, administration or enforcement thereof by any court or governmental authority charged with the administration thereof or any action by any governmental authority (whether or not constituting or resulting from such change) shall either

                  (1) impose, modify or deem applicable any reserve, assessment, special deposit or similar requirement against letters of credit issued by the Bank, or

                  (2) impose on the Bank any other condition regarding this Agreement or the Letter of Credit,

and the result of any such event shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases resulting from such events and shall be calculated without giving effect to any participation granted in the Letter of Credit), then, upon demand by the Bank, the Credit Obligors shall pay to the Bank from time to time, within 30 days of the Credit Obligors' receipt of the certificate referred to in paragraph 2.05(b) below, as specified by the Bank in writing, such additional amounts which shall be sufficient to compensate the Bank for the portion of such increased costs that are allocable to the Letter of Credit.

         (b) The Bank shall deliver to the Credit Obligors a certificate as to such increased costs incurred by the Bank as a result of any event referred to in subsection (a) of this Section, and such certificate shall be conclusive, absent manifest error, as to the amount thereof. In making the determination contemplated by such certificate, the Bank may make such reasonable estimates, assumptions, allocations, and the like that the Bank deems to be appropriate.

         (c) The Bank shall make a good faith effort to notify the Credit Obligors when the Bank becomes aware of circumstances that may in the future require the imposition of increased costs pursuant to this Section, but the failure to give such notice shall not preclude the imposition of such increased costs.

         (d) If, after the date of this Agreement, the Bank shall have determined that the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital, on this credit facility or otherwise, as a consequence of its obligations hereunder and under the Letter of Credit to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank, the Credit Obligors hereby agree to pay the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

         (e) Upon the occurrence of any of the events described in paragraphs 2.05(a) or (d) above, the Credit Obligors may, at its option, provide a substitute letter of credit for the Letter of Credit, in which event the Bank will refund any prepaid Letter of Credit fees provided all Obligations have been paid in full.

         Section 2.06      Place and Time of Payments

         (a) All payments by the Credit Obligors to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds to the Bank at its address set forth in Section 6.05 hereof or at such other address within the continental United States as shall be specified by the Bank by notice to the Credit Obligors.

         (b) All amounts payable by the Credit Obligors to the Bank hereunder for which a payment date is expressly set forth herein (including without limitation payments due pursuant to Sections 2.02 and 2.04) shall be payable without notice or written demand by the Bank. All amounts payable by the Credit Obligors to the Bank hereunder for which no payment date is expressly set forth herein shall be payable on written demand by the Bank to the Credit Obligors within 15 days of receipt thereof.

         (c) The Bank may, at its option, send written notice to the Credit Obligors of amounts payable pursuant to Sections 2.02 and 2.04, but the failure to send such notice shall not affect or excuse the Credit Obligors' obligation to make payment of the amounts required by such Sections on the due date specified in such Sections.

         (d) Payments which are due on a day which is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

         Section 2.07      Late Payments

         With respect to all amounts payable to the Bank by the Credit Obligors pursuant to this Article (i) which are not paid on the due date, in the case of amounts payable on a specified date, or (ii) which are not paid within 15 days of written notice to the Credit Obligors, in the case of amounts payable on demand, the Credit Obligors agree to pay to the Bank on demand interest at a variable per annum rate equal to 2% in excess of the Base Rate for each day from the specified date of payment, or the date of written demand for payment, as the case may be, to the date payment is made.

         Section 2.08      Computation of Charges

         The interest and charges provided for in this Agreement payable in arrears based upon annual rates shall be computed on the basis of a 360-day year of 12 consecutive 30-day months, for actual days elapsed. All interest rates based upon the Base Rate shall change when and as the Base Rate shall change, effective on the opening of business on the date of any such change, unless such change is announced after the close of regular banking hours, in which case such change shall be effective on the following day.

         Section 2.09      Statements of Account

         The Bank will deliver to the Credit Obligors within a reasonable time after request a statement of charges and payments made pursuant to this Agreement.

         Section 2.10      Obligations of the Credit Obligors Absolute

         The obligations of the Credit Obligors under this Agreement shall be absolute, unconditional, and irrevocable and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following:

             (1) any lack of validity or enforceability of all or any of the Letter of Credit, the Bonds, or any Financing Document;

             (2) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit, the Bonds, or any Financing Document unless consented to in writing by the Bank and the Credit Obligors;

             (3) the existence of any claim, setoff, defense or other rights which the Credit Obligors may have at any time against any Financing Participant, or any other person or entity, whether in connection with this Agreement, the Letter of Credit, the Bonds, or any Financing Document, or any unrelated transaction;

             (4) any statement or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever;

             (5) payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, provided such payment shall not have constituted gross negligence or willful misconduct by the Bank; and

             (6) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided the same shall not have constituted gross negligence or willful misconduct by the Bank.

         No act of commission or omission of any kind at any time on the part of the Bank in respect of any matter whatsoever, except for the gross negligence or willful misconduct of the Bank, shall in any way affect or impair any right, power or benefit of the Bank under this Agreement and, to the extent permitted by applicable law, no setoff, claim, reduction, diminution of any obligation, or any defense of any kind or nature which the Credit Obligors may have against the Bank, except for the gross negligence or willful misconduct of the Bank, shall be available against the Bank in any suit or action brought by the Bank to enforce any right, power or benefit under this Agreement.

         Section 2.11      Pledged Bonds

         (a) As additional security for the performance of its obligations under this Agreement, Alcool hereby pledges, assigns, hypothecates and transfers to the Bank all of its right, title and interest in and to the Pledged Bonds, and does hereby grant to the Bank a security interest in the Pledged Bonds and all amounts payable thereon and the proceeds thereof.

         (b) If the Bank is reimbursed for the purchase price of Pledged Bonds with respect to which a C Drawing has been made, such Pledged Bonds shall be released from the pledge and assignment made hereby and shall be delivered to or upon the order of Alcool.

         (c) All payments of principal and interest on Pledged Bonds shall be made directly to the Bank. If, while the Bank or its designated agent holds Pledged Bonds, Alcool shall receive any interest or principal payment in respect of such Pledged Bonds, Alcool agrees to accept the same as agent for the Bank and to hold the same in trust on behalf of the Bank and to deliver the same forthwith to the Bank. All sums of money so paid in respect of principal, premium or interest on such Pledged Bonds which are received by Alcool and paid to the Bank, or which shall be received directly by the Bank from the Trustee, shall be credited against the reimbursement obligation of the Credit Obligors as provided in
Section 2.02(d).

         (d) If an Event of Default exists, the Bank may, without notice, exercise all rights, privileges or options pertaining to any Pledged Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account to Alcool for property actually received by it. In addition to the rights and remedies granted to it in this Agreement, the Bank or its designated agent shall have the authority to exercise all rights and remedies of a secured party under the Alabama Uniform Commercial Code. The Credit Obligors shall be liable for the deficiency if the proceeds of any sale or other disposition of the Pledged Bonds and the Collateral are insufficient to pay all amounts to which the Bank is entitled. The Bank shall have no duty to exercise any of such rights, privileges or options and shall not be responsible for any failure to do so or any delay in so doing.

         (e) Except as contemplated herein, without the prior written consent of the Bank, Alcool agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Bonds, nor will it create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Bonds, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement.

         (f) Alcool further agrees to do or cause to be done all such other reasonable acts and things as may be necessary to make any disposition or sale of any portion or all of the Pledged Bonds permitted by this Agreement valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts or governmental authorities having jurisdiction over any such disposition or sales, all at Alcool's expense.

                                    ARTICLE 3

                             CONDITIONS PRECEDENT TO
                          ISSUANCE OF LETTER OF CREDIT

         Section 3.01      Conditions Precedent to Issuance of Letter of Credit

         The obligation of the Bank to issue the Letter of Credit is subject to the receipt by the Bank of the following documents, each of which shall be satisfactory to the Bank in form and substance:

             (1) Financing Documents. An executed counterpart of each of the Financing Documents.

             (2) Issuance of Bonds. Evidence that the Bonds shall have been executed, issued, authenticated, and delivered by the Board to the purchaser thereof.

             (3) Official Statement. A copy of the Official Statement distributed in connection with the offering and sale of the Bonds, executed or certified on behalf of Alcool and the Board.

             (4) Opinion of Bond Counsel. An opinion of bond counsel (Capell & Howard, P.C., Montgomery, Alabama) in form and substance satisfactory to the Bank.

             (5) Opinion of Counsel for the Credit Obligors. An opinion of counsel for the Credit Obligors (Capell & Howard, P.C., Montgomery, Alabama) in form and substance satisfactory to the Bank.

             (6) Opinion of Counsel for the Board. An opinion of counsel for the Board (Sol E. Brinsfield, Jr.) in form and substance satisfactory to the Bank.

             (7) Approvals of Credit Obligors. A certified copy of proceedings of the Credit Obligors with respect to actions respectively taken by the Credit Obligors approving the Financing Documents and the consummation of the transactions contemplated thereby.

             (8) Certificates of the Credit Obligors. A certificate by each of the Credit Obligors to the effect that, as of the date of delivery of the Letter of Credit and after giving effect thereto: (i) no Event of Default shall have occurred and be continuing; (ii) no event shall have occurred and be continuing which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, and (iii) the representations and warranties made by the Credit Obligor in
         Section 4.01 hereof shall be true on and as of such date with the same force and effect as if made on and as of such date.

             (9) Insurance. Copies of all insurance policies required hereby.

             (10) UCC Report. A report from the offices where Uniform Commercial Code financing statements would be properly filed with respect to property and interests of the Credit Obligors located in the State of Alabama and the State of Florida indicating that there are no liens against that portion of the Collateral constituting personal property except for liens as shall be acceptable to the Bank.

             (11) Corporate Guaranty Agreement. The Corporate Guaranty Agreement of Peregrine Global, Inc. in favor of the Bank guaranteeing all of the obligations of the Credit Obligors hereunder.

             (12) Individual Guaranty Agreement. The Individual Guaranty Agreement of Merrill A. Yarbrough, Jr. in favor of the Bank guaranteeing all of the Obligations of the Credit Obligors hereunder.

             (13) Building Sublease. The Building Sublease.

             (14) Origination Fee. Payment of the origination fee in the amount of .25% of the face amount of the Letter of Credit.

             (15) Appraisal. An appraisal of the Deerfield Equipment and such other additional personal property constituting Collateral (not including, however, collateral to be purchased with the proceeds of the Bonds) which appraisal must indicate a value of not less than an amount equal to 20% of the face amount of the Letter of Credit.

             (16) Landlord's Lien Waiver and Non-Disclosure Agreement. An agreement executed by the owner and any mortgagee of the Project Building and Project Site, in form satisfactory to the Bank, recognizing the Bank's security interest in the collateral and waiving all liens prior thereto.

             (17) Additional Evidence. Such additional legal opinions, certificates, proceedings, instruments, and other documents as the Bank or its counsel may reasonably request to evidence (i) compliance by the Credit Obligors with legal requirements, (ii) the truth and accuracy, as of the date of delivery of the Letter of Credit, of the representations of Credit Obligors contained in the Financing Documents, and (iii) the due performance or satisfaction by the Credit Obligors, at or prior to the date of delivery of the Letter of Credit, of all agreements then required to be performed and all conditions then required to be satisfied by the Credit Obligors pursuant to the Financing Documents.

Any proposed material change in the cost budget for the Project from the cost budget originally approved by the Bank shall be subject to the Bank's approval.

                                    ARTICLE 4

                          REPRESENTATIONS AND COVENANTS


         Section 4.01      General Representations of the Credit Obligors

         The Credit Obligors each individually make the following representations and warranties as the basis for the undertakings herein contained:

             (1) It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama, in the case of Alcool, and the State of Florida, in the case of Peregrine, and is authorized to do business in all jurisdictions in which the character of its properties or the nature of its business requires such qualifications or authorization.

             (2) It has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now proposed to be conducted.

             (3) Its financial statements that have been furnished to the Bank are complete and correct in all material respects and fairly present its financial condition as of the date or dates indicated and for the periods involved. There has been no materially adverse change in its financial condition or operations since the date of its most recent financial statements furnished to the Bank.

             (4) It has good and marketable title to all its properties and assets reflected on its most recent balance sheet furnished to the Bank, except for such properties and assets as have been disposed of since the date of such balance sheet as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of its business. All such properties and assets are free and clear of liens of any nature, except as disclosed in such financial statements.

             (5) It has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it as of the date hereof, and has paid or caused to be paid all taxes as shown on such returns or on any assessments received by it to the extent that such taxes have become due and payable, except such taxes or returns the failure to pay or file would not have a material adverse affect on the business or operations of the Credit Obligors.

             (6) It has not used, and does not intend to use, any part of the proceeds of the Bonds, and has not incurred any indebtedness to be reduced, retired, or purchased by it out of such proceeds, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and it does not own and has no intention of acquiring any such margin stock.

             (7) The execution and delivery of the Financing Documents to which it is a party does not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974, as amended (ERISA), of the Internal Revenue Code. It has fulfilled its obligations, if any, under minimum funding standards of ERISA and is in compliance in all material respects with the applicable provisions of ERISA.

             (8) It has full legal power to consummate the transactions contemplated by the Financing Documents to which it is a party.

             (9) By proper action of its Board of Directors and Stockholders it has duly authorized the execution and delivery of the Financing Documents to which it is a party and the consummation of the transactions contemplated therein.

             (10) It has obtained all consents, approvals, authorizations, and orders of governmental authorities that are required to be obtained by it as a condition to the execution and delivery of the Financing Documents to which it is a party.

             (11) The execution and delivery by it of the Financing Documents to which it is a party and the consummation by it of the transactions contemplated therein do not and will not (i) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under its articles of incorporation or bylaws or any indenture, mortgage, deed of trust or other contract, agreement or instrument to which it is a party or is subject, or any resolution, order, rule, regulation, writ, injunction, decree or judgment of any governmental authority or court having jurisdiction over it which would result in a material adverse effect on the business or operations of the Credit Obligors or (ii) result in or require the creation or imposition of any lien of any nature upon or with respect to any of its properties now owned or hereafter acquired, except as contemplated by the Financing Documents.

             (12) The Financing Documents to which it is a party constitute legal, valid, and binding obligations and are enforceable against it in accordance with the terms of such instruments, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at equity or at law.

             (13) Except as described in the Official Statement relating to the Bonds, there is no action, suit, proceeding, inquiry or investigation pending before any court or governmental authority, or, to the best of the Credit Obligor's knowledge, threatened against it or affecting it or its properties, that (i) involves the consummation of the transactions contemplated by, or the validity or enforceability of, any of the Financing Documents or (ii) could have a materially adverse impact upon its financial condition or operations.

             (14) All utility and sanitary sewage services necessary for the use of the Project are available to the Project.

             (15) Neither the Credit Obligor nor any of the Collateral is in violation of any easements, covenants or restrictions affecting any the Collateral, the violation of which could have a material adverse effect on the business or operations of the Credit Obligor.

             (16) It has obtained all necessary licenses, franchises, permits, certificates of need and other authorizations necessary for the operation of the Collateral under applicable laws, ordinances, and regulations, except where the failure to do so would not have a material adverse affect on the business or operations of the Credit Obligor.

             (17) Neither the Collateral nor the Credit Obligors are in material violation of, or subject to, any existing, pending, or to the Credit Obligors' knowledge, threatened investigation or inquiry by any governmental authority or any remedial obligations under any applicable laws, rules or regulations pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and there are no facts, conditions or circumstances known to them which are likely to result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable governmental authority, and the Credit Obligors will promptly notify the Bank if the Credit Obligors become aware of any such facts, conditions or circumstances or any such investigation or inquiry; the Credit Obligors have obtained all material permits, licenses, or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Collateral constructed or to be constructed by reason of any environmental laws, rules or regulations; no oil, toxic or hazardous substances, solid wastes, irritants, contaminants, or infectious or medical wastes have been disposed of or released at the site of the Collateral, except in the ordinary course of business and in compliance with all applicable laws and regulations, and the Credit Obligors agree that they will not in their use of such property dispose of or release oil, toxic or hazardous substances, solid wastes, irritants, contaminants, or infectious or medical wastes on such property except in the ordinary course of business and in compliance with all applicable laws and regulations, (the terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal," "dispose" or "disposed" shall have the meanings specified in RCRA, except that if such acts are amended to broaden the meanings thereof, the broader meaning shall apply herein).

             (18) No proceedings are pending, or, to the best of the Credit Obligors' knowledge, threatened, to acquire any power of condemnation or eminent domain, with respect to the Collateral or any interest therein, or to enjoin or similarly prevent or restrict the operation of the Collateral in any manner.

         Section 4.02      Corporate Existence

         The Credit Obligors shall do or cause to be done all things necessary to keep their corporate existences in full force and effect and shall not merge with any other entity or dissolve or transfer all or substantially all their assets to any other person without the prior written consent of the Bank.

         Section 4.03      Accounting Records

         The Credit Obligors will maintain proper books of record and account, in which full and correct entries regarding its business and affairs will be made.

         Section 4.04      Reports to Bank

         Peregrine shall furnish to the Bank on a consolidated basis with Alcool and all of its other subsidiaries:

             (1) Not later than 20 days after the end of each calendar month, an unaudited income and expense statement and balance sheet of Peregrine certified by the chief financial officer of Peregrine, together with statements in comparative form for the preceding month.

             (2) Not later than 120 days after the end of each fiscal year of Peregrine, audited financial statements of income and retained earnings of Peregrine for such fiscal year, together with statements in comparative form for the preceding such fiscal year, prepared by an independent certified public accountant acceptable to the Bank.

             (3) Together with the financial statements required by paragraphs
         (1) and (2) above, a certificate of the chief financial officer of Peregrine stating that, except as disclosed in such certificate, (i) no event of default exists under any of the Financing Documents to which the Credit Obligors are a party or under any instrument evidencing or securing any other indebtedness or contingent liability of the Credit Obligors, and (ii) no event has occurred and is continuing which, with notice or lapse of time or both, would constitute an event of default under any of the Financing Documents to which the Credit Obligors are a party or under any instrument evidencing or securing any other indebtedness or contingent liability of the Credit Obligors. If any such event of default exists or any such event has occurred and is continuing, such certificate shall contain a description of the nature and extent thereof.

             (4) Not less than annually a certified personal financial statement of Merrill A. Yarbrough, Jr.

             (5) Such other information regarding the Collateral or the financial condition or operations of Peregrine as the Bank shall reasonably request.

         Section 4.05      Incorporation of Covenants by Reference

         The Credit Obligors agree that they will perform and comply with each and every covenant and agreement required to be performed or observed by them in the Financing Documents, which provisions, as well as related defined terms contained therein, are hereby incorporated by reference herein with the same effect as if each and every such provision were set forth herein in its entirety. To the extent that any such incorporated provision permits the Trustee or the holders of one or more Bonds or any other person to waive compliance with such provision or requires that a document, opinion or other instrument or any event or condition be acceptable or satisfactory to the Trustee or the holders of one or more Bonds or any other person, for purposes of this Agreement, such provision shall be complied with only if it is waived by the Bank and such document, opinion or other instrument and such event or condition shall be acceptable or satisfactory only if it is acceptable and satisfactory to the Bank. No amendment to such covenants and agreements or defined terms made pursuant to any of the Financing Documents shall be effective to amend such covenants and agreements and defined terms as incorporated by reference herein without the consent of the Bank.

         Section 4.06      Payment of Taxes

         The Credit Obligors will pay or cause to be paid as they become due and payable, prior to penalty or the expiration of applicable grace periods, all taxes, assessments and other governmental charges lawfully levied or assessed or imposed upon them or their properties or any part thereof or upon any income therefrom; provided, that the Credit Obligors shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment or governmental charge to the extent that the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, the Credit Obligors promptly notify the Bank of such contest and the Credit Obligors shall have established and maintain with the Bank security satisfactory to the Bank, or established reserves with respect thereto in accordance with generally accepted accounting principles, against any loss, damage or injury that may result if the Credit Obligors are unsuccessful in such contest. The Bank may, at its option, require the Credit Obligors to make monthly escrow deposits with the Bank for annual payments of ad valorem taxes and hazard insurance premiums.

         Section 4.07      Maintenance of Properties

         The Credit Obligors will cause all their properties necessary or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, alterations, betterments and improvements thereof, all as in the judgment of the Credit Obligors may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         Section 4.08      Operation of Collateral

         The Credit Obligors will conduct the operation of the Collateral at all times in a prudent manner in compliance with applicable laws and regulations relating thereto and will maintain in effect all material licenses, permits, and certificates necessary for the use and operation of the Collateral.

         Section 4.09      Amendments to Financing Documents

         Unless the Bank shall otherwise consent in writing (which consent may be granted or refused in the Bank's reasonable discretion), the Credit Obligors agree not to enter into or consent to or effectuate any amendment to or assignment of any of the Financing Documents.

         Section 4.10      Other Agreements

         The Credit Obligors shall not enter into any agreement containing any provision which would be violated or breached by the performance of their obligations hereunder or under the Financing Documents or under any instrument or document delivered or to be delivered by them hereunder or in connection therewith.

         Section 4.11      Financing of Project

         Simultaneously with the closing of the sale of the Bonds, the Credit Obligors shall cause the Board to apply the net proceeds received from the sale of the Bonds for the following purposes and in the following order:

             (1) There shall be paid all costs of the issuance of the Bonds including, without limitation, all recording costs, appraisal fees, legal fees and expenses (including the legal fees and expenses of the Bank's counsel), engineering fees, printing costs, and fiscal agent's fees.

             (2) The balance, if any, of the proceeds of the Bonds shall be deposited in the Construction Fund created under the Indenture and disbursed as therein provided.

There shall also be paid from the Construction Fund, upon closing, all amounts owing SouthTrust Bank, National Association under temporary loans the proceeds of which were used on or after September 30, 1998 to purchase any part of the Collateral. It is anticipated that the total Project Costs will exceed the $2,460,000 principal amount of the Bonds and will be approximately $2,800,000. Advances from the Construction Fund will be made as requested for the payment of Project Costs so long as the total amount advanced does not exceed 80% of the invoice purchase price of equipment purchased plus 80% of the appraised value of additional collateral furnished (i.e., 80% of the appraised value of the Deerfield Equipment or other equipment paid for by Alcool). If the full amount of the proceeds in the Construction Fund have not been disbursed within 18 months from the date of closing, any remaining funds in the Construction Fund shall be used to redeem Bonds.

         Section 4.12      Maintenance of Insurance

         The Credit Obligors will at all times maintain and keep in force insurance of the types and in the amounts customarily carried in lines of business similar to the Credit Obligors' and such other insurance as the Bank may reasonably require, including, without limitation, property insurance indicating all-risk coverage on the Project Equipment, in each case in amounts sufficient to cover the replacement of the cost of the subject property, containing a replacement cost endorsement, and insuring against such potential causes of loss as shall be required by the Bank, including, but not limited to loss or damage from wind, fire, ice and subsidence. The Credit Obligors shall provide the Bank a mortgagee endorsement with respect thereto. The Credit Obligors will also provide business interruption insurance in an amount mutually acceptable to the Credit Obligors and the Bank. All policies shall name the Bank as mortgagee and loss payee and provide that the Bank shall receive not less than 30 days written notice of cancellation. The Credit Obligors will also maintain and provide the Bank with evidence of liability insurance satisfactory to the Bank, and will provide workman's compensation insurance, in an amount required by Alabama law. In the event the survey indicates that any of the Project lies within a flood hazard area, the Credit Obligors agree to furnish flood insurance as required by the Bank. The issuer and form of all policies shall be subject to the Bank's review and approval. The Credit Obligors shall deliver to the Bank from time to time at the Bank's request copies of all such insurance policies and certificates of insurance and schedules setting forth all insurance then in effect.

         Section 4.13      Compliance with Environmental Laws

         The Credit Obligors will at all times maintain all of their real property and business operations in compliance with all applicable present and future federal, state and local environmental laws, regulations and court or administrative orders relating to pollution control and environmental contamination unless such failure to comply would not have a material adverse effect on the Credit Obligors; and immediately notify the Bank of any knowledge, notice, actions, lien or other similar action alleging either the location of any hazardous substances or the violation of any environmental laws with respect to such real property.

         Section 4.14      Damage and Destruction

         (a) If before the Obligations are paid in full, all or any portion of the Collateral is damaged or destroyed by fire, explosion or other hazard, and if the Credit Obligors, within ten days after the event causing such damage or destruction, advise the Bank in writing that in the Credit Obligors' opinion the Collateral can be restored within six months after such event to substantially the same operating utility that it had prior to such event, then at the Credit Obligors' request the net proceeds of insurance resulting from such damage or destruction shall be given to the Credit Obligors to be used, to the extent necessary, for the purpose of reconstructing any damaged portion of the Collateral or remedying a loss thereof, provided, however, that if the damage or loss is of an amount in excess of $250,000 such proceeds shall be held by the Bank prior to reconstruction or reinvestment in the Collateral and paid over to the Credit Obligors only upon delivery of invoices or other appropriate documentation. Any net proceeds of insurance that are not paid to the Credit Obligors pursuant to the preceding sentence shall be paid to the Trustee and applied toward prepayment of the Obligations, in any order, whether or not then due.

         (b) If before all Obligations are paid in full, all or any portion of the Collateral is damaged or destroyed by fire, explosion or other hazard, and if the Credit Obligors fail to advise the Bank, within ten days after the event causing such damage or destruction, that in the Credit Obligors' opinion the Collateral can be restored within six months after the event causing such damage or destruction to substantially the same operating utility it had prior to such event, then at the option of the Bank, the net proceeds of insurance resulting from such damage or destruction shall be paid to the Bank and applied toward prepayment of the Obligations, in any order, whether or not then due.

         Section 4.15      Condemnation

         If before all Obligations are paid in full, title to, or the temporary use of, the Collateral or any portion thereof is taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, the proceeds received by the Credit Obligors and/or the Bank from any award in such eminent domain proceedings shall be applied and certain related actions shall be taken as follows:

             (1) if in the Bank's reasonable opinion exercised in good faith such taking does not significantly impair the operating utility of the Collateral, then the proceeds of such award shall be paid to the Credit Obligors;

             (2) if in the Bank's reasonable opinion exercised in good faith such taking significantly impairs the operating utility of the Collateral and

                 A. in the Credit Obligors' opinion, repairs, restorations, modifications, relocations, rearrangements and acquisitions of substitute facilities and improvements can be made within three months after such taking to the extent necessary to restore the Collateral to substantially the same operating utility that it had prior to such taking and the Credit Obligors agree to make such restoration and pay all of the costs thereof in excess of the proceeds of such award, then the proceeds of such award shall be paid to the Credit Obligors; or

                 B. in the Credit Obligors' opinion, the Collateral cannot
              within three months after such taking be restored to substantially the same operating utility that it had prior to such taking, or if the Credit Obligors do not agree to undertake such restoration and pay the costs thereof in excess of the proceeds of such award, then the proceeds of such award shall be paid to the Bank and applied toward prepayment of the Obligations, in any order, whether or not then due.

         Section 4.16      Redemption of Bonds

         The Credit Obligors agree to cause the Board to redeem outstanding Bonds pursuant to the optional redemption provisions contained in Article VI of the Indenture in accordance with the following schedule:

                                                     Principal Amount
              Redemption Date                          to be Redeemed
              ---------------                          --------------
                 (June 1)

                2000                                    $295,000
                2001                                     310,000
                2002                                     330,000
                2003                                     350,000
                2004                                     370,000
                2005                                     390,000
                2006                                     415,000

The Credit Obligors shall make monthly payments, on the first day of each month commencing July 1, 1999, to the Trustee for deposit into the Bond Fund in an amount equal to one-twelfth (1/12) of the amount of the principal required to be redeemed, as set forth above, on the next succeeding June 1. Such payments shall be deemed "Basic Rental Payments" under Section 4.02(a) of the Lease Agreement. The provisions of this Section 4.16 are for the benefit of the Bank only and may be waived or terminated at any time by the Bank and may be modified or amended at any time by the written agreement of the Bank and the Credit Obligors without the consent of the Trustee or any other party; provided, however, the Bank shall promptly notify the Trustee of any changes in the principal redemption schedule.

         Section 4.17      Disposition of Collateral

         The Credit Obligors hereby agree that as long as any of the Obligations hereunder of the Credit Obligors to the Bank remain unpaid, the Credit Obligors, unless the Bank consents in writing, shall not sell, assign, lease, convey or otherwise dispose of any portion of the Collateral in any one fiscal year having an aggregate market value in excess of $250,000, wherever located, whether now owned or hereafter acquired, or permit any Subsidiary to do so, except in the ordinary course of business. In addition, the Credit Obligors may repair or replace inadequate, obsolete or worn out machinery and equipment so long as the Credit Obligors substitute other machinery or equipment therefor of equal or greater value.

         Section 4.18      Creation of Liens

         The Credit Obligors hereby agree that as long as any of the Obligations hereunder of the Credit Obligors to the Bank remain unpaid, the Credit Obligors, unless the Bank consents in writing, shall not create, incur or permit any mortgage, encumbrance, lien, or security interest against any of the Collateral except (i) those currently outstanding, (ii) those pledged previously to the Bank or incurred pursuant to this Agreement, (iii) deposits regarding worker's compensation unemployment insurance, pensions or other employee benefits, (iv) tax liens for taxes not due or which are being contested in good faith, during any fiscal year or (v) materialmen's lien for sums not yet due and payable.

         Section 4.19      Financing and Other Operating Covenants

         The Credit Obligors hereby covenant and agree that Peregrine, on a consolidated basis with all of its Subsidiaries, shall at all times maintain

         (1) Fixed Charge Coverage Ratio: a Fixed Charge Coverage Ratio of not less than 1.25 to 1. As used herein, "Fixed Charge Coverage Ratio" shall mean the ratio of net income plus depreciation, interest expense and lease expense to current maturities of long-term debt plus interest expense and lease expense. "Lease expense," as used herein, shall include without limitation, rent payable under the Building Lease.

         (2) Debt to Net Worth Ratio: a total Debt to tangible net worth ratio not exceeding 2.0 to 1.0. As used herein, "Debt" shall mean (i) all indebtedness for the repayment of borrowed money, (ii) all deferred indebtedness for the payment of the purchase price of property or assets purchased, (iii) all capitalized lease obligations and (iv) all indebtedness secured by any mortgage or pledge of, or lien on, property, whether or not indebtedness secured thereby shall have been assumed.

         The Credit Obligors further hereby covenant and agree that they (including their Subsidiaries) shall

             (1) make no capital expenditures outside of the United States in any one fiscal year in excess of $75,000;

             (2) maintain a Warranty Reserve Account at a level satisfactory to the Bank, adjusted from time to time;

             (3) continue to insure foreign receivables at the maximum amounts insurable; and

             (4) require payment from foreign customers in United States dollars only, except for Canadian customers who may pay in Canadian dollars.

Accounting terms used herein but not otherwise defined in this Section 4.19 shall have the meanings given them under generally accepted accounting principles.

         Section 4.20      Subordination of Stockholder Indebtedness

         Any indebtedness of the Credit Obligors now or hereafter existing which is payable to any stockholder of the Credit Obligors shall be subordinated to any indebtedness of the Credit Obligors due SouthTrust Bank, National Association in terms of both collateral and payment; provided, however, payments of current interest (but not principal payments) will be permitted subject to the rate of interest being paid not exceeding the Bank's Base Rate; and provided, further, the provisions of this Section 4.20 shall not apply to the currently outstanding 5% cumulative convertible Preferred Stock of Peregrine.

                                    ARTICLE 5

                         EVENTS OF DEFAULT AND REMEDIES


         Section 5.01      Events of Default

         Any one or more of the following shall constitute an event of default (an "Event of Default") under this Agreement (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or whether committed by either or both of the Credit Obligors):

                 (1) default in any payment required under Article 2 hereof as and when the same shall become due and payable; or

                 (2) default in the performance or breach of any covenant or warranty of the Credit Obligors in this Agreement (other than a covenant or warranty, a default in the performance or breach of which is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after there has been given to the Credit Obligors by the Bank a written notice specifying such default or breach; or

                 (3) the filing of a petition in bankruptcy (or other
             commencement of a bankruptcy or similar proceeding) by the Credit Obligors under any applicable bankruptcy, insolvency, reorganization, or similar law, now or hereafter in effect; or

                 (4) the filing of a petition in bankruptcy (or other
             commencement of a bankruptcy or similar proceeding) against the Credit Obligors under any applicable bankruptcy, insolvency, reorganization, or similar law, now or hereafter in effect, and such petition shall not be discharged or dismissed within 90 days after the date on which such petition was filed; or

                 (5) any representation or warranty made by the Credit Obligors herein or in any document, instrument or certificate furnished to the Bank in connection with the issuance of the Letter of Credit or the consummation of the transactions contemplated by the Financing Documents shall at any time prove to have been false or incorrect in any material adverse respect as of the time made; or

                 (6) the occurrence of an Event of Default, as therein defined, under any Financing Document and the expiration of the applicable grace period, if any, specified therein; or

                 (7) if a judgment in excess of $100,000 is rendered against the
             Credit Obligors or any Subsidiary and such judgment not having been satisfied or released by the holder thereof within a period of 30 days after final adjudication thereof.

                 (8) if any executive officer of the Credit Obligors shall
             receive notice or otherwise have knowledge of hazardous discharge or environmental complaint which may have a material adverse effect on the Credit Obligors, and the Credit Obligors shall fail to give notice of such hazardous discharge or environmental complaint to the Bank within five days of such executive officer's first knowledge thereof.

                 (9) if there exists any "prohibited transaction" under Section
             406 of the Employee Retirement Income Security Act (ERISA) or
             Section 4975 of the Internal Revenue Code, or any existence "of any reportable event" under Section 4043 of ERISA, in any employee benefit plan of the Credit Obligors or any Subsidiary subject to ERISA or there occurs the termination of any defined benefit plan of the Credit Obligors or any Subsidiary, and such transaction, event or termination has a material adverse effect on the Credit Obligors or creates a lien on any assets of the Credit Obligors superior to the security interest granted the Bank in the Financing Documents and such lien remains outstanding for a period of 30 days without discharge.

                 (10) if either of the Credit Obligors or any Subsidiary
             abandons its business, either voluntarily or involuntarily.

                 (11) if the Credit Obligors sell or otherwise transfer or
             encumber the Project Equipment or any portion of the Collateral without the prior written consent of the Bank except as may be permitted by the Financing Documents.

                 (12) if the Individual Guarantor defaults in the payment or performance of any obligation under the Individual Guaranty Agreement or the Corporate Guarantor defaults in the payment or performance of any obligation under the Corporate Guaranty Agreement.

                 (13) if Peregrine defaults under the terms of the Revolving
             Line of Credit.

                 (14) The sale of transfer by the Credit Obligors of any part of the Collateral other than in the ordinary course of business without the written consent of the Bank.

                 (15) The sale or transfer of all or any part of Peregrine's
             100% ownership interest in Alcool or the reduction in the ownership of Merrill A. Yarbrough, Jr. in Peregrine to below 51% of the equity interest therein.

                 (16) The death of Merrill A. Yarbrough, Jr.; provided the Bank shall take no remedial action under Section 5.02 because of the death of Merrill A. Yarbrough, Jr. for a period of 60 days immediately following the death of Merrill A. Yarbrough, Jr.

         Section 5.02      Remedies

         (a) Upon the occurrence of any Event of Default, regardless of any requirement that notice be given or a period of time elapse, the Bank shall have the absolute right and at its option and election and in its sole discretion to exercise alternatively or cumulatively any or all of the remedies set forth in this Section 5.02.

         (b) Without limitation upon the provisions of paragraph (a) above, if any Event of Default shall have occurred and be continuing, the Bank may exercise any of the following remedies:

             (1) give written notice of an Event of Default under the Credit Agreement to the Trustee directing the Trustee to effect a purchase of the Bonds as provided in Section 4.05(a)(3) of the Indenture; or

             (2) give written notice of an Event of Default under the Credit Agreement to the Trustee directing the Trustee to "accelerate the Bonds" pursuant to Sections 12.01(4) and 12.02 of the Indenture, whereupon an event of default shall occur under the Indenture, and the Trustee shall declare the Bonds immediately due and payable and shall make a draw under the Letter of Credit to pay the principal of the Bonds and the interest thereon to the date of such declaration; or

             (3) upon notice to the Credit Obligors, declare all amounts, if any, not otherwise immediately due under this Credit Agreement to be, and all such amounts shall thereupon become, due and payable to the Bank, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Credit Agreement to the contrary notwithstanding; or

             (4) exercise any or all rights, powers or remedies granted the Bank under any or all of the Security Documents;

             (5) exercise any or all rights, powers or remedies granted SouthTrust Bank, National Association under the Revolving Line of Credit or any document securing the same;

             (6) exercise its banker's lien or right of set-off; or

             (7) proceed to protect its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement of the Credit Obligors herein contained or in aid of the exercise of any power or remedy granted to the Bank under any Financing Document.

         Section 5.03      Acceleration of Reimbursement

         If an Event of Default exists under this Agreement and the maturity of the Bonds has not been accelerated pursuant to Section 12.02 of the Indenture, the Credit Obligors agree to pay to the Bank, promptly upon demand by the Bank therefor, an amount equal to the maximum amount available to be drawn under the Letter of Credit. All amounts so paid to the Bank (or recovered by the Bank by legal or other action in the event the Credit Obligors shall fail or refuse to make payment as required by this Section) shall be held by the Bank in reserve as security for reimbursement for any draws the Bank may be required to pay under the Letter of Credit with respect to which an acceleration has not occurred. The Bank may maintain any reserve held under the terms of this Agreement in any manner the Bank may see fit, and the Bank shall invest the same in such investment or investments (including but not limited to certificates of deposit issued by the Bank) as the Bank may choose, subject to any applicable arbitrage restriction or regulation. The Bank shall not be required to pay, or to account to the Credit Obligors or anyone else for, any interest or other earnings on any reserve at any time held by the Bank under this Agreement, except that any income or profits from any investment of such reserve made by the Bank shall become a part of such reserve. At such time as all of the Obligations have been paid in full and the Letter of Credit has been terminated, all amounts remaining in such reserve (if any) shall be paid to the Credit Obligors.

         Section 5.04      No Remedy Exclusive

         No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient.

         Section 5.05      Agreement to Pay Attorneys' Fees

         If the Credit Obligors should default under any of the provisions of this Agreement and the Bank should employ attorneys or incur other expenses for the collection of any payments due hereunder or the enforcement of performance or observance of any agreement or covenant on the part of the Credit Obligors herein contained, the Credit Obligors will, within 15 days of the Credit Obligors' receipt of demand therefor, pay to the Bank the reasonable fees of such attorneys and such other reasonable expenses so incurred.

         Section 5.06      No Additional Waiver Implied by One Waiver

         If any agreement contained in this Agreement should be breached by the Credit Obligors and thereafter waived by the Bank, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

         Section 5.07      Remedies Subject to Applicable Law

         All rights, remedies and powers provided by this Article may be exercised only to the extent the exercise thereof does not violate any applicable provision of law in the premises, and all the provisions of this Article are intended to be subject to all applicable mandatory provisions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.

         Section 5.08      Waiver by Credit Obligors

         The Credit Obligors hereby waive, as to the enforceability of this Agreement, except as set forth herein or in any of the other Financing Documents, presentation and demand for payment (or protest of nonpayment) of the Obligations or, until the Obligations have been fully paid, any rights of subrogation it may have against others by reason of performance under this Agreement.


                                    ARTICLE 6

                                  MISCELLANEOUS

         Section 6.01      No Waiver

         No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall be construed as a waiver of such; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

         Section 6.02      Entire Agreement

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings and agreements with respect thereto.

         Section 6.03      Review by Credit Obligors

         The Credit Obligors expressly acknowledge that they have had an adequate opportunity to review this Agreement and all documents related thereto, that they are under no compulsion to execute this Agreement or any instruments contemplated herein, that they have not in any way relied upon the advice or recommendations of the Bank, its officers, shareholders, directors, employees, or attorneys, except as set forth in this Agreement.

         Section 6.04      Waiver of Trial by Jury

         TO THE EXTENT LEGALLY ENFORCEABLE, THE BANK AND THE CREDIT OBLIGORS IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY COURT IN ANY ACTION: (a) THE BANK BRINGS TO COLLECT AMOUNTS OWED THE BANK UNDER THIS AGREEMENT AND (b) ALLEGING THAT (i) THE BANK HAS BREACHED THIS AGREEMENT, OR ANY AGREEMENT RELATING TO THIS AGREEMENT, (ii) THE BANK HAS BREACHED ANY OTHER AGREEMENT, EXPRESS OR IMPLIED, (iii) THE BANK OR ANY OF ITS OFFICERS, EMPLOYEES OR AGENTS HAVE ACTED WRONGFULLY, NEGLIGENTLY OR OTHERWISE TORTIOUSLY WITH RESPECT TO THE CREDIT OBLIGORS.

         To the extent that any court of competent jurisdiction determines that such jury waiver is inapplicable or unenforceable with respect to any claim or dispute, such claim or dispute shall be submitted to and settled by final and binding arbitration under the Federal Arbitration Act or other applicable law pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Such proceeding shall be held before a single arbitrator who is an active attorney or retired judge. The party against which the decision is rendered shall pay the costs and reasonable attorneys' fees of the prevailing party for any arbitration proceeding.

         Section 6.05      Notices

         (a) Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with, Alcool, Peregrine or the Bank shall be sufficient for every purpose hereunder if in writing and (except as otherwise provided in this Agreement) either (i) delivered personally to the party or, if such party is not an individual, to an officer, partner, member or other legal representative of the party to whom the same is directed, or (ii) mailed by registered or certified mail, postage prepaid and addressed as follows:

         If to Alcool:

         Alcool, Inc.
         2511 MidPark Road
         Montgomery, AL 36109
         Attention: President

         If to Peregrine:

         Peregrine Industries, Inc.
         730 South Military Trail
         Deerfield, FL 33442
         Attn:  Merrill A. Yarbrough, Jr.

         If to the Bank:

         SouthTrust Bank, National Association
         2895 Eastern Boulevard
         Montgomery, Alabama 36116
         Attention:  John W. Livings


Any of such parties may specify a different address for the receipt of such documents by mail by giving notice of the change in address to the other party as provided in this Section.

         (b) Any such notice or other document shall be deemed to be received
(i) as of the date delivered, if delivered personally in accordance with subsection (a)(i) of this Section, or (ii) as of three days after the date deposited in the mail, if mailed in accordance with subsection (a)(ii) of this Section.

         Section 6.06      Indemnification

         (a) The Credit Obligors, jointly and severally, agree to defend, indemnify, and hold harmless the Bank, its directors, officers, employees, and agents from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, reasonable costs and expenses, (including without limitation, costs of court and reasonable attorney's fees) of any kind whatsoever in connection with the execution and delivery or transfer of or payment or failure to pay under the Letter of Credit; provided, however, said indemnities shall not apply to any claims, damages, lawsuits, liabilities, costs, or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or negligence of the Bank in determining whether a draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit; or (ii) the Bank's negligent or willful failure to pay under the Letter of Credit after presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit.

         (b) The Credit Obligors shall indemnify and hold the Bank harmless from and against any fines, charges, expenses, fees, attorney fees and costs incurred by the Bank in the event the Credit Obligors or the Collateral (whether or not due to any fault of the Credit Obligors) are hereafter determined to be in violation of any environmental laws, rules or regulations applicable thereto, including, without limitation, those described in Section 4.01(17) of this Agreement, but only with respect to such violations that occur or exist prior to foreclosure of the Mortgage or transfer of deed in lieu of foreclosure, and this indemnity shall survive any foreclosure of the Mortgage or deed in lieu of foreclosure and repayment of the Obligations.

         Section 6.07      Liability of the Bank

         For the exclusive benefit of the Bank and as between the Bank and the Credit Obligors only, the Credit Obligors assume all risks of, but shall not be liable or responsible to the Bank or any other person or entity for damages arising out of, the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to the Trustee's or such transferee's use of the Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (i) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee and any such transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Bank under the Letter of Credit against presentment of documents which do not strictly comply with the terms of the Letter of Credit, including but not limited to, failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Credit Obligors shall have a claim against the Bank, and the Bank shall be liable to the Credit Obligors, to the extent, but only to the extent, of any damages suffered by the Credit Obligors which were caused by (A) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (B) the Bank's willful or negligent failure to pay under the Letter of Credit after the presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Section 6.08      Continuing Obligation

         This Credit Agreement is a continuing obligation and shall (i) be binding upon the Credit Obligors, jointly and severally, and the Bank, their successors and assigns, and (ii) inure to the benefit of and be enforceable by the Credit Obligors and the Bank and their successors and assigns; provided, that the Credit Obligors may not assign all or any part of this Credit Agreement without the prior written consent of the Bank.

         Section 6.09      Governing Law

         The Letter of Credit shall be governed by and construed in accordance with the laws of the State of Alabama.

         Section 6.10      Costs, Expenses and Taxes

         The Credit Obligors agree to pay at the time of the issuance of the Bonds (i) the reasonable costs and expenses in connection with the preparation, execution, and delivery of this Credit

Agreement and any other documents which may be delivered in connection with this Credit Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto, and (ii) after the occurrence of an Event of Default, or the occurrence of an event which the Bank reasonably believes may lead to an Event of Default, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect to advising the Bank as to its rights and responsibilities under this Credit Agreement. In addition, the Credit Obligors shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Mortgage and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         IN WITNESS WHEREOF, Alcool, Inc., Peregrine Industries, Inc. and SouthTrust Bank, National Association have caused this instrument to be executed and delivered by their duly authorized officers.

                                       ALCOOL, INC.


                                       By:      /s/
                                           ----------------------------------
                                           Its President
ATTEST:

-----------------------------------
Its Secretary
                                       PEREGRINE INDUSTRIES, INC.


                                       By:      /s/
                                           ----------------------------------
                                           Its
ATTEST:

-----------------------------------
Its
    -------------------------------
                                       SOUTHTRUST BANK,
                                            NATIONAL ASSOCIATION


                                       By:      /s/
                                           ----------------------------------
------------------------------------       Its

                                    EXHIBIT A
                                       to
                                Credit Agreement
                                     between
                  Alcool, Inc., Peregrine Industries, Inc. and
                      SouthTrust Bank, National Association




                                Letter of Credit

                                    EXHIBIT B
                                       to
                                Credit Agreement
                                     between
                  Alcool, Inc., Peregrine Industries, Inc. and
                      SouthTrust Bank, National Association

                                Project Equipment

All furniture, furnishings, machinery, equipment and other personal property owned by The Industrial Development Board of the City of Montgomery or by Alcool, Inc. or Peregrine Industries, Inc. and located on the Real Property described in Exhibit C hereto and used in connection with the operation of the manufacturing facilities located thereon, including but not limited to the following:

                                 Alcool Facility

       Item                         Description
       ----                         -----------

         1                 (2) Indexing C.A.B Furnaces and Fluxer
         2                 (2) Manual Core Assembly Machines
         3                 FIN Machine #1
         4                 Continuous Core Builder #1
         5                 FIN Machine #2
         6                 Paint Line
         7                 Hydrophilic Coating Line
         8                 Jigs and Fixtures
         9                 (2) Test Tanks
         10                Multi-Core Assembly Machine
         11                (2) Cooling Towers
         12                Air Compressor with Dryer
         13                Furniture and Computers
         14                Conveyors
         15                (2) Fork Lifts
         16                Serpentine Core Assembly Machine
         17                Helium Leak Tester
         18                Storage Racks
         19                Floor Scrubber
         20                Trash Compactor
         21                TIG Welder
         22                Bus Bar
                                       B-1

                               Deerfield Equipment

                                    EXHIBIT C
                                       to
                                Credit Agreement
                                     between
                  Alcool, Inc., Peregrine Industries, Inc. and
                      SouthTrust Bank, National Association


                                  PROJECT SITE

                                LEGAL DESCRIPTION


         Lot 2-9B according to the Map of Part of Parcel 1-7 Gunter Industrial Park Plat 1 and Parcel 2-9 Gunter Industrial Park Plat 2, being in the west 1/2 of Section 35, T17N, R18E and Section 1, T16N, R18E, Montgomery County, Alabama, as said map appears of record in the office of the Judge of Probate of Montgomery County, Alabama, in Plat Book 27, Page 80, containing 6.26 acres, more or less.